Exhibit 99.1

For Immediate Release

                  ATMI REPORTS SECOND QUARTER FINANCIAL RESULTS

                        Revenues Up 7% from First Quarter


      DANBURY, CT -- July 23, 2003 -- ATMI, Inc. (Nasdaq: ATMI), a supplier of materials and services to the world's leading semiconductor manufacturers, today reported revenue of $57.5 million and a net loss of $2.8 million for the second quarter, ended June 30, 2003. The Company reported revenue of $57.8 million and a net loss of $1.0 million for the second quarter a year earlier, and revenue of $53.8 million, and a net loss of $1.6 million, in the first quarter of 2003. Loss per fully diluted share was $0.09 in the second quarter of 2003, compared with the loss per share of $0.03 in the second quarter of 2002, and the loss per share of $0.05 in the first quarter of 2003. Loss per share for the second quarter of 2003 includes $0.06 of special charges, primarily related to an adjustment to mark the value of the Company's venture investment portfolio to market. Loss per share in the second quarter of 2002 included $0.02 for an inventory write down in the Company's Emosyn smart card venture.

      For the six months ended June 30, revenues were $111.3 million, an increase of nearly 5% compared with $106.2 million for the first half of 2002. The net loss was $4.4 million, or $0.15 per share compared with $3.7 million, or $0.12 loss per share in 2002's first six months.
      Gene Banucci, ATMI Chief Executive Officer, said, "Taiwan showed significant wafer start strength through the second quarter, which helped sales in several of ATMI's materials product lines. The US, European, and other Asian markets also showed signs of strength, driving global wafer starts up sequentially by slightly greater than 5%. We expect the rate of Taiwanese wafer starts growth to moderate; however the rest of the world should show stronger growth than this past quarter."

      Doug Neugold, President said, "During, and just after the quarter, ATMI made two strategic deals that further solidify our position as the source of semiconductor process efficiency for advanced interconnect processes. We entered into a strategic partnership with Enthone, purchasing the rights to




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their copper electrochemical deposition product line and adding it to our industry-leading copper process suite. We also announced the acquisition of ESC, a leader in copper cleaning materials technologies. I don't believe there is any other company that can offer such supportive breadth and depth for copper materials processing in the semiconductor industry."

      Dan Sharkey, Chief Financial Officer said, "We were closer to operating breakeven this quarter, although our Technologies segment -- based largely on the still-muted capital spending cycle -- still hasn't shown the growth prospects that our Materials segment continues to deliver. All else being equal, chances are good that, with continued revenue growth in our Materials segment and the successful integration of our two new product offerings, ATMI's return to profitability is near. Most of the reduction in cash on our balance sheet is a result of our agreement to purchase the rights to Enthone's copper ECD materials and our ongoing alliance with them in product development. Because the effective date of the deal was so late in the quarter, there wasn't any significant effect on the income statement."

      During the quarter, ATMI's Materials segment produced revenues of $39.4 million, or approximately 69% of ATMI's total revenues. Materials revenues increased 9% from $36.3 million during the second quarter of 2002, and increased 9% from $36.2 million in the first quarter of 2003. Gross profit margins were 50.5%, compared with 51.6% for the same quarter last year, and 49.3% for the first quarter of 2003, based predominantly on product sales mix.

      Revenues in the Technologies segment were $18.0 million, down 16% from $21.5 million for the second quarter last year, but up 2% from $17.6 million in the first quarter of 2003. Gross margins were 20.6%, compared with 22.7% in the second quarter last year, and 25.2% for the first quarter of 2003, which was boosted with the one-time recognition of certain deferred revenue and cost recoveries in the first quarter.


      ATMI provides specialty materials, and related equipment and services, to the worldwide semiconductor industry. As the Source of Semiconductor Process Efficiency, ATMI helps customers improve wafer yields and lower operating costs. For more information, please visit atmi.com.



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


      Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2003 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to: changes in semiconductor industry growth or ATMI's markets; competition, problems, or delays developing and commercializing new products; problems or delays in integrating acquired operations and businesses into ATMI; problems or delays associated with any restructuring activity; and other factors discussed in ATMI's filings with the Securities and Exchange Commission. Such risks and uncertainties could cause actual results to differ from those projected. ATMI undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

                                   # # # #

                                  TABLES FOLLOW


For more information contact:
      Dean Hamilton ATMI
      203.207.9349 Direct
      203.794.1100 x4202
      dhamilton@atmi.com






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


                                   ATMI, INC.
                         SUMMARY STATEMENTS OF OPERATION
                      (in thousands, except per share data)

                                Three Months Ended            Six Months Ended
                                     June 30,                     June 30,
                               2003         2002            2003           2002
                            ----------    ---------       ---------      ---------

Revenues                    $  57,467     $  57,790       $ 111,311      $ 106,163

Cost of revenues               33,822        34,182          65,364         63,219
                            ---------     ---------       ---------      ---------

Gross profit                   23,645        23,608          45,947         42,944
Operating expenses
  R & D                         8,100         7,859          16,224         14,858
  S, G, & A                    16,482        17,445          32,829         33,511
  Restructuring &
    Other Items                  --            --              (340)          --
                            ---------     ---------       ---------      ---------
                               24,582        25,304          48,713         48,369
                            ---------     ---------       ---------      ---------

Operating loss                   (937)       (1,696)         (2,766)        (5,425)

Other income (loss)            (3,397)          171          (4,096)          (303)
                            ---------     ---------       ---------      ---------

Loss before taxes              (4,334)       (1,525)         (6,862)        (5,728)

Income taxes                   (1,560)         (533)         (2,470)        (2,004)
                            ---------     ---------       ---------      ---------

Net loss                    ($  2,774)    ($    992)      ($  4,392)     ($  3,724)
                            =========     =========       =========      =========


Diluted loss per share      ($   0.09)    ($   0.03)      ($   0.15)     ($   0.12)

Weighted average
shares outstanding             30,081        29,874          30,053         29,829



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

                                   ATMI, INC.
                             SUMMARY BALANCE SHEETS
                                 (in thousands)


         Balance Sheet Highlights                      June 30,     December 31,
                                                       --------    ------------
                                                         2003           2002
                                                         ----           ----
         Assets
           Cash & marketable securities               $137,287       $166,178
           Accounts receivable, net                     42,496         36,756
           Inventory                                    39,080         31,467
           Other current assets                         31,727         33,697
                                                        ------         ------
              Total current assets                     250,590        268,098
           Fixed assets, net                           117,357        118,156
           Other assets                                 50,592         30,228
                                                        ------         ------
                Total assets                          $418,539       $416,482
                                                      --------       --------

        Liabilities and stockholders' equity
           Accounts payable                            $13,553        $13,395
           Short-term debt                               1,345          1,304
           Other current liabilities                    31,457         29,870
                                                        ------         ------
             Total current liabilities                  46,355         44,569
           Long-term debt                              115,458        115,208
           Other long-term liabilities                     115            315
           Stockholders' equity                        256,611        256,390
                                                       -------        -------
              Total liabilities &
                stockholders' equity                  $418,539       $416,482
                                                      --------       --------




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